                                                                      EXHIBIT 12

             CASE CREDIT CORPORATION AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in millions)

                                                              Three     Three
                                                             Months    Months
                                                              Ended     Ended
                                                            March 31, March 31,
                                                              2001      2000
                                                            --------- ---------
Net (loss) income..........................................    $(8)     $  1
Add:
  Interest expense.........................................     52        54
  Income tax (benefit) expense and other taxes on (loss)
   income..................................................     (4)        1
                                                               ---      ----
    Earnings as defined....................................    $40      $ 56
                                                               ===      ====
Interest expense...........................................    $52      $ 54
Amortization of capitalized debt expense...................     --        --
                                                               ---      ----
    Fixed charges as defined...............................    $52      $ 54
                                                               ===      ====
Ratio of earnings to fixed charges.........................    .77x     1.04x
                                                               ===      ====

                                       17